Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Dreyfus Investment Funds:

We consent to the use of our reports dated November 24, 2009 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York
January 25, 2010